Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated May 30, 2007 relating to the financial statements of Man Financial, the brokerage division of Man Group plc, which appears in such Registration Statement. We also consent to the reference to us under the headings: (i) “Other Matters Relating to the Separation”; (ii) “Selected Combined Financial Data”; (iii) Material Bermuda and U.S. Federal Income Tax Considerations”; and (iv) “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 30, 2007